CONTACT:	Jason Koval (914) 640-4429

FOR IMMEDIATE RELEASE
November 7, 2011

STARWOOD TO REDEEM ITS 7.875% NOTES DUE 2012

WHITE PLAINS, NY, November 7, 2011 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it is exercising its option to redeem all of its outstanding 7.875% Notes due 2012 (CUSIP No. 85590A AD6) (the “Notes”), of which an aggregate principal amount of $605,127,000 is outstanding.

The redemption date will be December 15, 2011. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable Treasury rate (as defined in the Notes) plus 50 basis points. Accrued interest will be paid to the date of redemption. The Treasury rate will be calculated on the third business day preceding the date of redemption.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,071 properties in 100 countries and approximately 145,000 employees at its owned and managed properties. Starwood Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, aloft(SM), and element(SM). Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit the “Investor Relations” section within www.starwoodhotels.com.

** Please contact Starwood’s toll-free media hotline at (866) 4-STAR-PR
(866-478-2777) for photography or public relations requests.**

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions, including the duration and severity of any global or regional economic downturns, the availability of financing alternatives at acceptable terms, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.